AQR FUNDS
				OFFICER'S CERTIFICATE

The undersigned hereby certifies that she is the Vice President and Chief Legal Officer of the AQR Funds (the "Trust"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 11th day of November, 2021 and that said resolutions are in full force and effect:

WHEREAS, the Board previously ratified a Fidelity Bond for the Trust for the term December 17, 2020 to December 17, 2021 written by Continental Insurance Company ("CNA") with a $2,500,000 Limit of Liability and subject to a $15,000 deductible ($0 deductible as respects Fidelity Insuring Agreement) for a total annual premium of $4,825
(the "Fidelity Bond"); and

WHEREAS, the Board desires to renew the Fidelity Bond for the period December 17, 2021 to December 17, 2022.

NOW, THEREFORE BE IT

RESOLVED, that the renewal of the Fidelity Bond for the Trust for the term December17, 2021 to December 17, 2022 written by Federal Insurance Company of Chubb Group of Insurance Companies ("Chubb") with a $2,500,000 Limit of Liability and subject to a $15,000 deductible
($0 deductible as respects Fidelity Insuring Agreement) for a total annual premium of $4,600 be, and hereby is, ratified by the Board of Trustees (all Trustees voting) and by the Independent Trustees (voting separately); and it is

FURTHER RESOLVED, that the proper officers of the Trust be, and each hereby is, authorized and directed to execute such other documents and take such other action as may be deemed necessary or desirable to effect the Trust's purchase of a fidelity bond from Chubb; and it is

FURTHER RESOLVED, that each proper officer of the Trust is hereby designated as having the authority to make the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is

FURTHER RESOLVED, that the proper officers of the Trust are authorized and directed to take such action with respect to obtaining additional fidelity bond coverage as they deem it necessary or appropriate pursuant to Rule 17g-1 under the 1940 Act.


Dated this 16th day of February, 2022


						/s/ Nicole DonVito
						________________________
						Nicole DonVito
						Vice President and Chief Legal Officer